EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 8, 2025 with respect to the statements of condition including the related portfolio schedules of EAFE Select 20 Portfolio 2025-1, The Dow Jones Select Dividend Index Strategy Portfolio 2025-1, Select S&P Industrial Portfolio 2025-1, Select S&P Core Portfolio 2025-1, Select 10 Industrial Portfolio 2025-1 and Global 45 Dividend Strategy Portfolio 2025-1 (included in Invesco Unit Trusts, Series 2401) as of January 8, 2025 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-283223) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
January 8, 2025